Exhibit 10.1

AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) by and between The Phoenix Companies, Inc. and Phoenix Life Insurance Company and their respective affiliates (collectively referred to throughout this Agreement as “the Group”) and Peter A. Hofmann (“Executive”) is made effective as of July 2, 2015 (“Effective Date”).  In consideration for the mutual promises made herein, Executive and the Group hereby agree as follows:

1. Transition Employment.  From the Effective Date through the Termination Date (as such term is defined in Paragraph 10 hereof), Executive shall remain a full time employee of the Group and continue to perform Executive’s duties for the Group and shall assist in transitioning such duties in accordance with the provisions of Paragraph 3 hereof. Through the Termination Date, Executive shall continue to earn Executive’s base salary, to be paid in accordance with the Group’s normal payroll practices.  Executive shall also continue to receive standard benefits available to all active employees.

2. Separation Compensation.  In consideration for Executive signing this Agreement and performing his obligations hereunder, Executive shall be eligible to receive:

a. any (i) unpaid salary through the Termination Date, (ii) other cash compensation accrued by and due to Executive through the Termination Date, and (iii) accrued, unpaid vacation days through the Termination Date;

b. reimbursement, within sixty (60) days following submission by Executive to the Group of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Group’s policy prior to the Termination Date, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Group within thirty (30) days following the Termination Date;

c. such other employee benefits for which Executive may be eligible under the Group’s employee benefit plans (“Group Plans”) in accordance with their terms;

d. subject to the execution of a general release (the “General Release”) in the form of Exhibit B hereto, benefits provided under The Phoenix Companies, Inc. Executive Severance Allowance Plan, as amended from time to time (“Executive Severance Allowance Plan”), in accordance with the terms thereof, and Paragraph 2(d) (i) immediately below:

(i) Executive specifically waives any and all rights or entitlements to any benefit and/or payment, whether in cash or equity, under the Group’s 2014-2016 Long-Term Incentive Cycle (Grant B) and the Group’s 2015-2017 Long-Term Incentive Cycle;

Such severance payments and benefits are further described in Exhibit C attached hereto; and

e. pursuant to the Executive Severance Allowance Plan, and commencing on  October 1, 2015, at no cost to the Executive, twelve (12) months of outplacement services at the “Senior Executive” level of service with the Group’s outplacement firm, Lee Hecht Harrison (“LHH”), with offices in Stamford, CT and New York, NY.

The parties agree that compliance with this General Release is a condition precedent to the Group’s obligation to make any payment under Paragraph 2(d) of this Agreement.

3. Acknowledgments and Affirmations.

a. Through the Termination Date, Executive shall continue to serve as Executive Vice President, Strategy and Business Development, for the Group.  Through the Termination Date, Executive shall devote all of Executive’s business time, attention, and efforts to completing Executive’s current assignments and assisting in an orderly transition of Executive’s duties.  Executive shall use best efforts to discharge Executive’s responsibilities to the best of Executive’s ability.  In conjunction with the obligations more fully described in Paragraph 8(c), Executive shall cooperate, whether during the term of employment or thereafter, with the Group, in the Group’s reasonable requests, in the prosecution or defense of any litigation, arbitration, investigation, or other regulatory proceeding that may arise out of or in any manner relate to Executive’s employment or to the business of the Group.

b. Executive’s authority shall be limited to that expressly granted to Executive by this Agreement including the duties and responsibilities of Executive Vice President, Strategy and Business Development of the Group, and such additional duties as are set forth in writing by James D. Wehr, President and Chief Executive Officer, or his designee.  Executive agrees not to represent Executive’s authority to those inside or outside the Group beyond the scope of that expressly granted to Executive by this Agreement or in writing by Mr. Wehr or his designee.

c. Effective on the Termination Date, Executive shall resign from Executive’s position as Executive Vice President, Strategy and Business Development, of the Group and from all other positions as an officer or director of the Group.  Executive understands that Executive’s resignation shall be irrevocable and that no other action shall be required for it to become effective at such time.

d. As a pre-condition and ongoing condition to receiving the payments and other benefits provided under the Executive Severance Allowance Plan and this Agreement, Executive agrees to:  (i) comply with all the obligations of Executive under this Agreement, (ii) execute and return an executed copy, of the Letter of Resignation, Exhibit A, as soon as possible, but not later than the Termination Date; and (iii) execute and return the General Release, Exhibit B, not later than August 17, 2015, and not revoke such General Release so that it becomes effective on the eighth (8th) day following its execution.  If the General Release, Exhibit B, is not executed by August 17, 2015 or is revoked by Executive, the payments and benefits under the Executive Severance Allowance Plan shall be forfeited.  The time and form of payments shall be made in accordance with the Executive Severance Allowance Plan.

e. Executive affirms that Executive has not divulged any “Proprietary Information” (as such term is defined in Paragraph 10 hereof) in violation of this Agreement, and shall, except as required by law, continue in perpetuity to maintain the confidentiality of such Proprietary Information consistent with the Proprietary Rights Agreement, the Executive Severance Allowance Plan and applicable law.

f. The Group will not contest any application or claim for unemployment benefits that Executive might pursue or otherwise file after the Termination Date.

4. Release of Claims.

a.           Executive agrees that the consideration described in Paragraph 2 above, shall serve as consideration for the settlement of all outstanding obligations owed to Executive by the Group through the Effective Date.   Notwithstanding the foregoing sentence, the Group shall not be relieved of any continuing indemnification obligations under its bylaws and applicable law for acts performed in good faith and within the scope of Executive’s employment with the Group through the Effective Date.  Executive, on behalf of  Executive and Executive’s heirs, executors, administrators, successors, assigns, spouse, beneficiaries, family members, agents, attorneys and affiliates (collectively, “Executive’s Affiliates”), hereby fully and forever releases the Group and its present and former officers, directors, employees, investors, stockholders, contractors, partners, members, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, insurers, attorneys, agents, fiduciaries, predecessors, successors and assigns, both in their individual and/or representative capacities (collectively, the “Released Parties”), from, and agrees not to sue any Released Party concerning, any claim, suit, agreement, promise, damages, dispute, controversy, contention, differences, judgment, debt, dues, sum of money, accounts, reckoning, bond, covenant, contract, variance, trespass, execution, demand, duty, obligation or cause of action of any kind whatsoever relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the Effective Date (collectively, the “Claims”) including, without limitation:

i. any and all Claims relating to or arising from Executive’s employment relationship with the Group or the transition or future termination of that employment relationship;

ii. any and all Claims for wrongful discharge of employment; termination in violation of public policy; unlawful discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

iii. any and all Claims for violation of any federal, state or municipal statute, common and administrative law, including but not limited to, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Rehabilitation Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), including the Older Workers’ Benefit Protection Act (except that the Executive does not waive rights under the Employee Pension Plan, the Employee Savings and Investment Plan and any other qualified employee benefit plan or ADEA rights or Claims that may arise after the Effective Date this Agreement); the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, the New York Equal Pay Law, N.Y. LAB. LAW § 194; New York Human Rights Law, N.Y. EXEC. LAW §§ 296 et seq,  Connecticut Fair Employment Practices Act, the Connecticut Wage Laws, the Connecticut statutory provisions regarding retaliation or discrimination in connection with Workers’ Compensation, the Connecticut Equal Pay Act, the Connecticut Family and Medical Leave Law, the Connecticut Whistleblower Law, and the Connecticut Free Speech Law, in each case as amended;

iv. and any and all Claims for violation of the federal, or any state, constitution;

v. any and all Claims arising out of any other laws or regulations relating to employment or unlawful employment discrimination or unlawful harassment; and

vi. any and all Claims for attorneys’ fees and costs.

Notwithstanding the foregoing, nothing herein shall prevent Executive from pursuing Claims that cannot be released or waived by applicable state or federal law, including Claims seeking enforcement of this Agreement and for payments of benefits to which Executive or Executive’s Affiliates are entitled under this Agreement or any Group Plans. In addition, Executive does not waive any right to pursue unemployment compensation benefits.

b. The Group and the Executive agree that the release set forth in this Paragraph 4 shall be and remain in effect in all respects as a complete general release as to the matters released.

c. (i)           Executive acknowledges that, except as expressly otherwise provided in this Agreement, neither Executive nor any of Executive’s Affiliates have any entitlement to any salary, vacation pay, bonuses, compensation or other benefits after the Termination Date except for (A) a payment under the Group’s 2015 Annual Performance Incentive Plan (“PIP”), if any, based upon actual results, relative to the Executive’s 2015 PIP target of $189,000 and paid at the PIP’s scheduled payment date (on or about March 15, 2016 or as soon as administratively practicable upon determination of 2015 results), which prorated amount shall be fifty-four percent (54%) of the amount that the Executive would otherwise be entitled to under the 2015 PIP; and (B) a payment under the Group’s 2014-2016 Long-Term Incentive Cycle (Grant A), if any, based upon actual results relative to the Executive’s target of $217,708 and paid at the scheduled payment date (on or about March 15, 2016 or as soon as administratively practicable upon determination of the Cycle’s results), which prorated amount shall be seventy-nine percent (79%) of the amount that the Executive would otherwise be entitled to under the 2014-2016 Long-Term Incentive Cycle (Grant A);

(ii)           Executive specifically waives any and all rights or entitlements to any benefit and/or payment, whether in cash or equity, under the Group’s 2014-2016 Long-Term Incentive Cycle (Grant B) and the Group’s 2015-2017 Long-Term Incentive Cycle;  and

(iii)           Executive further acknowledges that the payments and benefits provided herein are intended to satisfy any and all contractual and statutory obligations that may arise from the termination of Executive’s employment, and the parties shall construe and enforce the terms of this Agreement accordingly.

d. Executive represents that Executive has no lawsuits, Claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Group or any other Released Party.  Executive also represents that Executive does not intend to bring any Claims or actions on Executive’s behalf or on behalf of any other person or entity against the Group or any other Released Party.  Executive agrees that he will not recover any monies or awards of any kind in any action brought by any person or entity related to his employment or termination thereto covered by this Agreement.  Executive further represents that he has made no assignments of any Claim, suit or cause of action covered by this Agreement.

e. Executive represents, on the date of the Agreement, and will represent on the date the Agreement is no longer subject to revocation by the Executive and on the Termination Date,  that he has disclosed to the Group any matter or concern related to its business, decisions, or established processes or procedures regarding its compliance with all applicable laws and regulations.  If there are any such matters or concerns that Executive has not disclosed to the Group, Executive must do so, in a written attachment, prior to signing this Agreement and on each other date noted above.

f.  TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE HEREBY WAIVES EXECUTIVE’S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN.  Executive also waives any bond or surety or security upon such bond, which might, but for this waiver, be required for the Group.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, including but not limited to fiduciary duty claims, and all other common law and statutory claims.  Executive acknowledges that this waiver is a material inducement to the Group in entering into this Agreement and that the Group will continue to rely on the waiver in any related future dealings.  Executive further warrants and represents that Executive has been given the opportunity to review this Agreement with Executive’s counsel and knowingly and voluntarily executes this Agreement.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, supplements or modifications to this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

g. The Group represents that as of the date of this Agreement, it has no (i) Knowledge of any lawsuits or actions pending in its name, or on behalf of any other person or entity, or (ii) Knowledge of any plans for the Group to bring a legal action, in either case against Executive as a result of his employment by the Group or the termination of such employment.  For purposes of this Paragraph 4(g), the term “Knowledge” means the actual knowledge of a member of senior management of The Phoenix Companies, Inc., other than Executive, as of the Effective Date.

5. Confidentiality of Agreement.  Executive and the Group agree that the terms and provisions of this Agreement and release of rights executed by Executive, including the existence of this Agreement and release itself and the amount of the consideration, are and shall remain confidential until the Group makes such information publicly available.  Executive and the Group shall not, individually or through Executive’s or Group’s Affiliates or other representatives or those acting on Executive’s or Group’s behalf, in any manner notify, provide, publish, publicize, disclose, disseminate, or in any way make known to any third person organization or entity, the discussions that led to the making of this Agreement or release.  Notwithstanding the foregoing, Executive may disclose the discussions that led to the making of this Agreement or release to, as applicable, his attorneys, immediate family members,  accountants, financial advisors, and/or employees with a business need to know such information.  If either party is asked about Executive’s employment, the termination of Executive’s employment (for whatever reason), or this Agreement, Executive or the Group may respond that Executive “resigned from the company to pursue other interests.”

6. Proprietary Information and Return of Property.

a.           Executive agrees that the Group’s Proprietary Information is the exclusive property of the Group, and Executive shall use and disclose Proprietary Information solely for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.  In addition, nothing in this Agreement shall operate to weaken or waive any rights the Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

b.           In addition, at all times following termination of employment with the Group, Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Group, any Proprietary Information made known or learned or acquired by Executive while in the employ of the Group.

c.           Executive also agrees that the existence of, and any information concerning, a dispute between Executive and the Group shall constitute Proprietary Information.

d.           Executive affirms that Executive shall return to the Group or, if requested by the Group, but not in violation of applicable law, destroy, any and all Proprietary Information, including all documents, notes, mailing lists, rolodexes and computer files that contain any Proprietary Information in Executive’s possession or control as soon as reasonably practicable after Executive’s Termination Date (or, if Executive’s employment is terminated before the Termination Date, promptly after termination of Executive’s employment).  Executive agrees to do anything requested by the Group in furtherance of perfecting the Group’s possession of, and title to, any Proprietary Information that was at any time in Executive’s possession.

e.           In the event Executive receives notice that he is required by law to disclose any Proprietary Information of the Group, the Executive shall provide the Group with notice of any such requirement forty-eight (48) hours, after receipt, so that the Group may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a written waiver hereunder, the Executive is compelled to disclose Proprietary Information of the Group, the Executive may disclose only that portion of such Proprietary Information which the Executive is compelled to disclose and shall exercise best efforts to obtain assurance that confidential treatment shall be accorded to that portion of such Proprietary Information which is being disclosed.  The foregoing shall not preclude disclosure to attorneys or accountants who require such information in performing professional services on behalf of Executive.  In any event, the Executive shall not oppose any action by the Group, at the Group’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Proprietary Information.

f.           Notwithstanding the foregoing, (i) the Executive shall have no obligation to destroy any Proprietary Information (or data or documents) included in data and documents relevant to pending and/or ongoing litigation, as defined and previously confirmed and acknowledged by the Executive in certain litigation hold documents requested by the Group and/or the SEC or other federal or state regulatory agency; and (ii) the Group shall retain all Proprietary Information, data and documents relevant to pending and/or ongoing litigation, as defined and previously confirmed and acknowledged by Group employees in litigation hold documents requested by the Group or the SEC or other federal or state regulatory agency.

7. No Disparagement.  Executive and the Group agree at all times, both before and after the Termination Date, to refrain from directly or indirectly interfering in any manner with the operations, management or administration of any Group or Executive business, if any.  Both the Executive and the Group shall not in any way participate in any conduct which would damage or disparage the Executive or the Group including, but not limited to, its current and former officers, directors, employees, stockholders or agents, or make or solicit any comments, statements, or the like to the media or to others that the Group or Executive may consider to be derogatory or detrimental to the good name, business reputation, business relationships, or present or future business of the Group or the Executive.  Without limiting the generality or scope of the preceding sentence, both the Executive and the Group agree they will not comment on or call into question the business operations, proposals or conduct of the Group or the Executive, including without limitation to the following audiences:  customers, Clients (as such term is defined in Paragraph 10 hereof), policyholders, shareholders, registered representatives, mutual funds, investment advisors, agents, brokers, rating agencies, regulatory bodies, internet bloggers, and other participants in electronic communication (e.g., social media), journalists or reporters from newspapers, television or radio or other members of the media, except as required by law or as necessary for the Executive or the Group to defend any civil, criminal, administrative, judicial or quasi-judicial proceeding.  Executive will, of course, be permitted to comment about his work experience as may be necessary in connection with bona fide efforts at seeking employment, but in that event Executive agrees he will not disparage the aforementioned entities or individuals in any way.  Executive and the Group shall use reasonable efforts to ensure that Executive’s Affiliates, the Group’s employees, and Executive’s employees, if any, also comply with this Paragraph 7.

8. Non-Solicitation and Cooperation.

a.   Non-Solicitation of Clients.  Commencing on the Effective Date, and for one (1) year after the Termination Date, Executive shall not, whether for Executive’s own benefit or purposes or for the benefit or purposes of any other person or entity, and either as principal, agent, independent contractor, consultant, director, officer, employee, stockholder, partner, member or in any other individual or representative capacity, Solicit (as such term is defined in Paragraph 10 hereof) any Client to reduce or refrain from doing business with the Group.

b.           Non-Solicitation of Group Employees.  Commencing on the Effective Date and for one (1) year after the Termination Date, Executive shall not, directly or indirectly, Solicit or attempt to Solicit anyone who is then an employee of the Group to resign from the Group or seek to employ any such employee, unless Executive first obtains a written waiver from the Group.  This provision shall not prevent Executive or Executive’s future employer from hiring an employee of the Group whom Executive did not Solicit, provided, however, that Executive shall not aid or abet any Solicitation of such employee.

c.           Cooperation.  Following the Effective Date, in addition to the obligations required in Paragraph 3(a): (i) Executive shall be available and cooperate with requests from the Group for information concerning any business or legal matters involving facts or events relating to the Group that may be within Executive’s knowledge, and (ii) Executive shall cooperate with requests by the Group in connection with any litigation, regulatory proceeding or investigation involving any member of the Group.  Executive’s cooperation shall include but not be limited to:  providing documentation he may have in his possession; meeting with counsel and representatives of the Group; making himself available for interviews, testimony, in depositions, court, arbitrations, investigations, administrative agencies, or otherwise, including preparation for such interviews or testimony; providing full disclosure of information relating to the matter; and assisting in preparation for others.  If Executive’s services are needed pursuant to this Paragraph 8, or Paragraph 3 (a), after the Termination Date, Executive shall be compensated, to the extent permitted by law, at an hourly rate of Two Hundred and Four Dollars and Thirty-three ($204.33), which is roughly equivalent to Executive’s final hourly rate of compensation as a Group employee.  Additionally, Executive’s reasonable expenses related to Executive’s cooperation shall be reimbursed, including any necessary travel time and expenses, including, but not limited to overnight lodging.  The Group shall provide legal representation in connection with the Executive’s cooperation under this Paragraph 8, and Paragraph 3 (a), including but not necessarily limited to any and all regulatory investigations or litigation involving the SEC, New York Stock Exchange, state regulators and/or the Public Company Accounting Oversight Board.  Should Executive request and the Group agree Executive requires outside legal representation in connection with his obligations under this paragraph, the Group agrees to pay reasonable counsel fees in connection with such representation.  Such a request for outside legal representation by Executive shall not be unreasonably denied by the Group.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation.

d.           Specific Performance.  Executive and the Group agree that the periods of time set forth in this Agreement are reasonable in view of (i) Executive’s receipt of the cash payments and other benefits provided in connection with this Agreement, (ii) the nature of the business in which the Group is engaged; and (iii) Executive’s knowledge of the Group’s business.

9.           Remedies.

a.           A breach of this Agreement by the Executive shall give rise to an action by the Group for relief and shall entitle the Group to all available remedies, but any such action shall not rescind or invalidate the obligation of Executive to abide by the terms hereof.

b.           Each party, the Group and the Executive may seek any monetary damages permitted by law, including but not limited to pre- and post-award interest.  Each party, the Group and the Executive, shall assume its own costs, attorneys’ fees and any other litigation costs and expenses incurred to enforce the terms of this Agreement, except as stated in Paragraph 9(c) below.

c.           Without limitation, Executive acknowledges that a breach of any provision of this Agreement, including but not limited to the covenants running in favor of the Group, could cause damage that cannot be measured or repaired and cause irreparable harm to the Group, that such damages would be difficult to quantify and that the Group would lack an adequate and complete remedy at law.  Therefore, Executive agrees that such breach shall entitle the Group to seek equitable relief, including specific enforcement, injunctive relief (which includes without limitation an ex parte preliminary injunction), temporary restraining order or other equitable relief against Executive in accordance with applicable law.  No bond shall need to be posted for the Group to receive such an injunction, order or other relief.  The Group may bring an action or proceeding to temporarily, preliminarily or permanently enforce any part of this Agreement.  The prevailing party shall recover attorneys’ fees, costs, and expenses incurred in obtaining injunctive or other equitable relief.

d.           In addition to any other remedies the Group may have under this Agreement, in law or in equity, it shall cease making any payments otherwise required by this Agreement and/or the Executive Severance Allowance Plan in the event of a breach by Executive of this Agreement or any other covenants or provisions in favor of the Group by which Executive is bound.

e.           The waiver by the Group of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision or any subsequent breach of the same provision thereof.  No waiver by the Group of the terms of this Agreement, or notification sent by the Group pursuant to or in connection with this Agreement, shall be effective unless the Group has obtained the prior written consent of an authorized officer of the Group.  The failure of the Group to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by the Group shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other right the Group may have by law, statute, ordinance or otherwise.

10.           Definitions.

a.           “Proprietary Information” means the Group’s confidential or proprietary information, knowledge or data concerning (i) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how and (ii) any nonpublic, confidential or proprietary information relating to Clients of the Group, including customer lists and pricing information.  Proprietary Information includes, but is not limited to, (A) investment techniques and trading strategies used in, and the performance records of, Client account or other investment products, and (B) personnel information and materials concerning the employees of the Group.  In addition, Proprietary Information includes information furnished to Executive orally or in writing (whatever the form or storage medium) or gathered by inspection, in any case before or after the Effective Date.  However, Proprietary Information does not include (W) information that was or becomes generally available to Executive on a non-confidential basis, if the source of this information was not known to Executive to be bound by a duty of confidentiality; (X) information that was or becomes generally available to the public, other than as a result of a disclosure or other breach by Executive, directly or indirectly; (Y) information arising out of or related to the Executive’s general skills and experience gained through employment with the Group or otherwise before or during his employment with the Group; and (Z) information and other matters publicly available or generally known within the life insurance or financial services industries.

b.           “Client” means any client or customer of the Group, with whom the Group has conducted business in the twelve (12) months preceding the Termination Date.

c.           “Solicit” means any direct or indirect communication of any kind that invites, advises, encourages, or requests any person to take or refrain from taking any action, including, for the avoidance of doubt, any communication that may interfere with, divert, or entice away any Client, employment or prospective Client relationship that the Group may have; and/or any communication that may adversely affect the Group’s goodwill or other legitimate business interest with any Client, employment or prospective Client relationship.

d.           “Cause” is defined as that term is defined in the Executive Severance Allowance Plan.

e.   “Termination Date” shall mean the earlier of July 15, 2015, Executive’s death or Disability.  In the event of Executive’s death prior to receipt of the entire amount of benefits Executive is entitled to under this Agreement, the balance of such benefits shall be paid in accordance with the Executive Severance Allowance Plan.

f.   “Disability” shall have its customary meaning as defined in the applicable Group’s Plans.

11. No Admission of Wrongdoing.  The parties agree that this Agreement and the furnishing of the consideration for this Agreement shall not be deemed or construed at any time for any purpose as an admission by Executive or by the Group of any wrongdoing or as evidence of any liability or unlawful conduct of any kind.

12. Taxes and Set Off. Some or all of the payments and benefits provided for in this Agreement are subject to federal, state and local tax laws and the Group may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  To the extent allowed by applicable law, no amounts shall be paid hereunder until any amounts or items otherwise owed to the Group by Executive are paid or returned to the Group, and the Group’s obligation to provide the benefits and payments under the Executive Severance Allowance Plan, and to make the arrangements provided hereunder, shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Group.

13. Deferral of Payments.  Except as provided by the terms of any applicable Group Plan, notwithstanding any other provision of this Agreement, in the event that one or more of the payments received or to be received pursuant to this Agreement would constitute deferred compensation under Section 409A of the Internal Revenue Code (“Code”) and the regulations thereunder, then the Group shall defer the commencement or provision of all such payments until the date that is (i) six (6) months following the earlier of the Termination Date or Separation from Service Date (as defined in section 409A of the Code), or (ii) the Executive’s death and no interest shall accrue on any such amounts during such six (6) month period.  Upon the expiration of the six (6) month deferral period, or the Executive’s death whichever occurs first, any payments constituting deferred compensation, which would otherwise have been made or provided during that period shall be paid or provided in a lump sum and any remaining payments shall be made in accordance with their terms.

14. Successors; Binding Agreement.

a. Assignment by Executive.  Executive may not assign this Agreement nor delegate Executive’s duties hereunder.  Also, except as required by law, Executive’s right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy, or similar process.  Any attempt to affect any of the foregoing in violation of this Paragraph 14, whether voluntary or involuntary, shall be void.

b. Assumption by any Successor Company.  The Group shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Group to assume this Agreement in writing.  On such assumption, the successor company shall be treated for all purposes as the Group under this Agreement.

c. Binding Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of, the parties hereto, their respective legal or personal representatives, successors and assigns.

15. Governing Law and Interpretation.  This Agreement shall be governed by and construed in accordance with the laws of Connecticut, without regard to conflict of laws principles.  In the event of a breach of any provision of this Agreement, the Group may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for such breach, or any other remedy available at law or equity.

16. Amendment.  This Agreement may not be modified, altered, or changed except by an instrument in writing, signed by both parties hereto.

17. Construction of Agreement and Paragraph Headings.  Each of the parties has reviewed, revised, and negotiated or had the opportunity to negotiate the terms, conditions, and language of this Agreement.  The rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in interpreting this Agreement.  Paragraph titles and headings in this Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Agreement.

18. Entire Agreement.  This Agreement sets forth the entire Agreement between the parties hereto and fully supersedes any prior agreements, plans, programs, policies, arrangements or understandings between the parties, except those which are expressly incorporated herein by reference and except the Change in Control Agreement between Executive and The Phoenix Companies, Inc. dated January 1, 2014 and the Consulting Services Agreement between the Executive and The Phoenix Companies, Inc. dated July 16, 2015.  Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

19.  Miscellaneous.

a. Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests, instructions or consents provided for or permitted to be given under this Agreement shall be in writing and shall be given either by registered or certified mail, addressed to the recipient, with return receipt requested, or by delivering the writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, instruction or consent given under this Agreement is effective (i) upon receipt, if by personal delivery or by courier, (ii) upon confirmation of receipt of transmission, if by facsimile, or (iii) three (3) days after mailing, if mailed as provided for hereunder.  Whenever any notice is required to be given by law or this Agreement, a written waiver thereof signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  All notices, requests, instructions and consents to be given to Executive or the Group must be sent or delivered at the address given for that party as specified below or such other address as such party may specify by written notice to the other party:

If to the Group:	The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102-5056
Attention: General Counsel
Telephone: (860) 403-5799
Facsimile: (860) 403-5182

If to Executive:	Peter A. Hofmann
Address on File

b. Severability.  If, in any judicial or arbitration proceeding, a court or arbitrator shall refuse to enforce any of the covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed modified to the least degree necessary to conform with the requirements of applicable law (and enforced as so modified) or, if for any reason it is not deemed so modified, it shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  If Executive violates any of the restrictive covenants contained in Paragraph 8, the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Group.

It is the intent of the parties to this Agreement that, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be deemed modified to the least degree necessary to conform to the requirements of such law or regulation.  If for any reason it is not deemed so modified, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

c. Counterparts.  This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

20. Cause Termination.  Notwithstanding any other provision of this Agreement, the Group may terminate this Agreement without liability to make any further payments thereunder if the employment of Executive by the Group is terminated for Cause.

21.           Agency Matters.  Notwithstanding the provisions set forth in Paragraphs 3 (Acknowledgments and Affirmations including the form of General Release attached as Exhibit B), 4 (Release of Claims), 5 (Confidentiality of Agreement), 6 (Proprietary Information and Return of Property), and 7 (No Disparagement), nothing contained in this Agreement is intended to nor shall it prohibit Executive from filing a charge with, or providing information to, the United States Equal Employment Opportunity Commission (the “EEOC”) or an equivalent state or local agency, or from participating or cooperating in any investigation or proceeding conducted by the EEOC or equivalent agency regarding any claim of employment discrimination (although, in connection with any such charge or complaint, Executive has waived any right to personal injunctive relief and to personal recovery, damages, and compensation of any kind on the claims released in this Agreement as set forth in Paragraphs 3 and 4 above (including the form of General Release attached as Exhibit B).   Similarly, nothing contained in this Agreement is intended to nor shall it limit or prohibit Executive, or waive any right on his or her part, to initiate or engage in communication with, respond to any inquiry from, or otherwise provide information to, any federal or state regulatory, self-regulatory, or enforcement agency or authority regarding possible violations of federal law or regulation including under the whistleblower provisions of federal law or regulation.

22.           Forty-Five Days to Consider Agreement.  Executive acknowledges and agrees that, in deciding to execute this Agreement, Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal counsel of Executive’s own choosing in assessing whether to execute this Agreement.  Executive represents and acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Group Released Parties to influence Executive to sign this Agreement except such statements as are expressly set forth in the Agreement.  Executive understands that Executive has been advised by the Group to consult with counsel prior to executing this Agreement and that Executive has been given at least forty-five (45) days to consider its terms and has executed this Agreement voluntarily and with full understanding of its terms and effect.  Executive further agrees that no fact, evidence, event or transaction currently unknown to Executive, but which hereafter may become known to Executive, shall affect in any way or manner the final and unconditional nature of this Agreement.

23.           Revocation Period.  Executive understands that Executive has a period of seven (7) days following the date on which Executive signs this Agreement to revoke such signature.  Accordingly, this Agreement shall not become effective until the eighth (8th) day following the date on which Executive signs this Agreement as indicated below.  No payments shall be due, owing or paid by the Group under the Agreement, other than those as to which Executive has an independent right based upon Executive’s employment with the Group or any entity thereof, unless and until the Agreement and the General Release attached as Exhibit B hereto become effective, and only in accordance with the terms of the Agreement.  To revoke this Agreement, Executive must deliver a written statement of revocation to the office of the General Counsel, The Phoenix Companies, Inc., One American Row, Hartford, Connecticut 06102-5056, and it must be received no later than 5:00 p.m. on the seventh (7th) day following Executive’s execution of this Agreement.

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

The Phoenix Companies, Inc. and Phoenix Life Insurance Company

By:	/s/ Peter A. Hofmann	By:	/s/ Jody A. Beresin
	Peter A. Hofmann		Jody A. Beresin
Executive Vice President and
Chief Administrative Officer

Date:	July 2, 2015	Date:	July 2, 2015

EXHIBIT A

LETTER OF RESIGNATION

I, Peter A. Hofmann, hereby resign as an officer and/or director, as applicable, from The Phoenix Companies, Inc., Phoenix Life Insurance Company, and their respective affiliates, effective on the  Termination Date.

Date: 7/2/2015	/s/ Peter A. Hofmann
Peter A. Hofmann

EXHIBIT B

GENERAL RELEASE

Section 1.

Mr. Peter A. Hofmann (“Executive”), for and in consideration of the payments and other benefits as provided for in the Severance Agreement and Release (the “Agreement”) between Executive and The Phoenix Companies, Inc. and Phoenix Life Insurance Company and their respective subsidiaries and affiliates (the “Group”) and the Group’s present and former officers, directors, employees, investors, stockholders, contractors, partners, members, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, insurers, attorneys, agents, fiduciaries, predecessors, successors and assigns, both in their individual and/or representative capacities (collectively, the “Group Released Parties”), and for good and valuable consideration, hereby releases and forever discharges, and by this General Release does release and forever discharge, the Group and all of the Group Released Parties of and from all debts, obligations, promises, covenants,  agreements, contracts, endorsements, bonds, controversies, suits, claims or causes, known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, including, but not limited to, those arising under federal, state and local statutory, contract, tort, common and administrative law, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964,  the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, including the Older Workers’ Benefit Protection Act, the Equal Pay Act, the Rehabilitation Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), (except that the Executive does not waive rights under the Employee Pension Plan, the Employee Savings and Investment Plan and any other qualified employee benefit plan or ADEA rights or Claims that may arise after the execution date of this Agreement); the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, the New York Equal Pay Law, N.Y. LAB. LAW § 194; New York Human Rights Law, N.Y. EXEC. LAW §§ 296 et seq, the Connecticut Fair Employment Practices Act, the Connecticut Wage Laws, Connecticut statutory provisions regarding retaliation or discrimination in connection with Workers’ Compensation, the Connecticut Equal Pay Act, the Connecticut Family and Medical Leave Law, the Connecticut Whistleblower Law and the Connecticut Free Speech Law; in each case, as amended; and any and all Claims for violation of the federal, or any state, constitution; and any and all state or local laws regarding employment discrimination, and any and all federal, state or local laws of any type or description regarding the employment of labor, arising or derivative from Executive’s employment with the Group or any entity thereof, Executive’s separation from employment with the Group or any entity thereof.

Section 2.

a.           Executive agrees that the consideration described in the Agreement shall serve as consideration for the settlement of all outstanding obligations owed to Executive by the Group.  Notwithstanding the foregoing sentence, the Group shall not be relieved of any continuing indemnification obligations under its bylaws and applicable law for acts performed in good faith and within the scope of Executive’s employment with the Group through the Termination Date.  The parties agree that compliance with this General Release is a condition precedent to the Group’s obligation to make any payment under the Agreement.  For purposes of this Agreement, the term “Group” shall include any predecessors to the Group.  Executive, on behalf of  Executive and Executive’s heirs, executors, administrators, successors, assigns, spouse, beneficiaries, family members, agents, attorneys and affiliates (collectively, “Executive’s Affiliates”), hereby fully and forever releases the Group and the Group Released Parties from, and agrees not to sue any Group Released Party concerning, any claim, suit, agreement, promise, damages, dispute, controversy, contention, differences, judgment, debt, dues, sum of money, accounts, reckoning, bond, covenant, contract, variance, trespass, execution, demand, duty, obligation or cause of action of any kind whatsoever relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the execution date of this General Release (collectively, the “Claims”) including, without limitation:

i. any and all Claims relating to or arising from Executive’s employment relationship with the Group or the transition or termination of that employment relationship;

ii. any and all Claims for wrongful discharge of employment; termination in violation of public policy; unlawful discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

iii. any and all Claims for violation of the Federal, or any state, constitution;

iv. any and all Claims arising out of any other laws and regulations relating to employment or unlawful employment discrimination or unlawful harassment; and

v. any and all Claims for attorneys’ fees and costs.

Notwithstanding the foregoing, nothing herein shall prevent Executive from pursuing Claims that cannot be released or waived by applicable state or federal law, including Claims seeking enforcement of this Agreement and for payments of benefits to which Executive or Executive’s Affiliates are entitled under this Agreement.  In addition, Executive does not waive any right to pursue unemployment compensation benefits.

b.           The Group, Executive, and Executive’s Affiliates, agree that the release set forth in this General Release shall be and remain in effect in all respects as a complete general release as to the matters released.

b. Executive acknowledges that, except as expressly otherwise provided in the Agreement, neither Executive nor any of Executive’s Affiliates has any entitlement to any salary, vacation pay, bonuses, compensation or other benefits after the Termination Date.  Executive further acknowledges that the payments and benefits provided herein are intended to satisfy any and all contractual and statutory obligations that may arise from the termination of Executive’s employment, and the parties shall construe and enforce the terms of the Agreement accordingly.

d.           Executive represents that Executive has no lawsuits, Claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Group or any other Released Party.  Executive also represents that Executive does not intend to bring any Claims or actions on Executive’s behalf or on behalf of any other person or entity against the Group or any other Released Party.  Executive agrees that he will not recover any monies or awards of any kind in any action brought by any person or entity related to his employment or termination thereto covered by this Agreement.  Executive further represents that he has made no assignments of any Claim, suit or cause of action covered by this Agreement.

e.           In the event that Executive institutes, is a party to or is a member of a class that institutes any claim or action against the Group or the other Released Parties, Executive agrees that Executive’s claims shall be dismissed or class membership terminated immediately upon presentation of this Agreement; Executive shall execute any papers necessary to achieve this end; and Executive shall reimburse the Group and the other Released Parties for all legal fees, costs and disbursements they may incur in defending and obtaining the dismissal of such claims instituted with Executive’s consent or ratification.

f.           Executive represents that he has disclosed to the Group any matter or concern related to its business, decisions, or established processes or procedures regarding its compliance with all applicable laws and regulations.  If there are any such matters or concerns that Executive has not disclosed to the Group, Executive must do so, in a written attachment, prior to signing this Agreement.

g.           TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE HEREBY WAIVES EXECUTIVE’S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN.  Executive also waives any bond or surety or security upon such bond, which might, but for this waiver, be required for the Group.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, including but not limited to fiduciary duty claims, and all other common law and statutory claims.  Executive acknowledges that this waiver is a material inducement to the Group in entering into this Agreement and that the Group will continue to rely on the waiver in any related future dealings.  Executive further warrants and represents that Executive has been given the opportunity to review this Agreement with Executive’s counsel and knowingly and voluntarily executes this Agreement.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 3.

Executive acknowledges and agrees that, in deciding to execute this General Release, Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal counsel of Executive’s own choosing in assessing whether to execute this General Release.  Executive represents and acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Group Released Parties to influence Executive to sign this General Release except such statements as are expressly set forth in the Agreement.  Executive understands that Executive has been advised by the Group to consult with counsel prior to executing this General Release, and that Executive has been given at least forty-five (45) days to consider its terms and has executed this General Release voluntarily and with full understanding of its terms and effect.  Executive further agrees that no fact, evidence, event or transaction currently unknown to Executive, but which hereafter may become known to Executive, shall affect in any way or manner the final and unconditional nature of this General Release.

Section 4.

Executive understands that Executive has a period of seven (7) days following the date on which Executive signs this General Release to revoke such signature.  Accordingly, this General Release shall not become effective until the eighth (8th) day following the date on which Executive signs this General Release as indicated below.  No payments shall be due, owing or paid by the Group under the Agreement, other than those as to which Executive has an independent right based upon Executive’s employment with the Group or any entity thereof, unless and until the General Release becomes effective, and only in accordance with the terms of the Agreement.  To revoke, Executive must deliver a written statement of revocation to the office of the General Counsel, The Phoenix Companies, Inc., One American Row, Hartford, Connecticut 06102-5056, and it must be received no later than 5:00 p.m. on the seventh (7th) day following Executive’s execution of this General Release.

The Phoenix Companies, Inc. and Phoenix Life Insurance Company

By:	/s/ Peter A. Hofmann	By:	/s/ Jody A. Beresin
	Peter A. Hofmann		Jody A. Beresin
Executive Vice President and
Chief Administrative Officer

Date:	7/2/2015	Date:	7/2/2015

Exhibit C

Severance Benefits Statement

Hofmann, Peter

Benefits under Severance Allowance
Separation Date 7/15/15

Severance Calculation

-	Base Severance Amount:	=	1/12 of the Sum of Salary + Average of Last Two Incentives
		=	$(425,000 + (($101,500 + $329,000)/2))/12
		=	$53,354	Base Severance Amount

-	Total Severance Benefit	=	Base Amount x Benefit Level
	Payments commence 7/30/15	=	$800,313	Available as a lump sum, or semi-monthly installments ending March 15, 2016
		=	$800,313	Total Lump Sum
			Or	16 Semi-Monthly Pay Period Payments of	$50,020
		=	$800,313	Total Value of Semi-Monthly Severance Payments

Vacation

	Vacation
	225.996 hours of vacation time as of June 20, 2015 = $46,177